UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 5, 2012

KAYDON CORPORATION
(Exact name of Registrant as Specified in Charter)

Delaware	1-11333	13-3186040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2012, Kaydon Corporation (“Kaydon”) announced that Peter C. DeChants, Kaydon’s Senior Vice President and Chief Financial Officer, intends to retire in 2013, and that, effective immediately, he will step down from his position as Chief Financial Officer. Mr. DeChants will remain with the Company through 2013 to allow for an effective transition to his successor. The Company has appointed Timothy J. Heasley to succeed Mr. DeChants as Senior Vice President and Chief Financial Officer, also effective immediately.  The Company issued a press release announcing Mr. DeChants’ intention to retire and the appointment of Mr. Heasley as his successor. This press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Heasley, 58, has, since July 2005, served as Senior Vice President and Corporate Controller of Gibraltar Industries, Inc., a leading manufacturer and distributor of building products. Prior to joining Gibraltar, Mr. Heasley served as Chief Financial Officer for MRC Industrial Group, Inc., a Michigan manufacturer of industrial fasteners, and in increasingly responsible financial positions at SPS Technologies and Johnson Controls. Mr. Heasley is a Certified Public Accountant, Certified Management Accountant, and Certified Financial Manager. He is also a member of Financial Executives International, the American Institute of Certified Public Accountants, and the Institute of Management Accountants.

Mr. Heasley’s base salary will be $300,000 per annum, subject to adjustment from time to time (the “Base Salary”).  Mr. Heasley will be eligible to participate in Kaydon’s Executive Management Bonus Program, and received the following equity awards upon commencement of his employment: (i) 13,000 shares of restricted stock which vest 20% each year over a five-year period (ii) 15,000 stock options with an exercise price equal to the closing price of Kaydon’s common stock on the date of the grant, which such options vest 20% each year over a five-year period; and (iii) and 5,800 shares of restricted stock which vest upon achievement of an earnings performance goal, over a three-year performance period.

In connection with his appointment, the Company entered into an Employee Severance Agreement with Mr. Heasley dated March 5, 2012 (the “Severance Agreement”).  Under the terms of the Severance Agreement, if the Company terminates Mr. Heasley’s employment without “cause” (as defined in the Severance Agreement) during the one year period commencing upon Mr. Heasley’s relocation to Ann Arbor, Michigan, the Company shall pay Mr. Heasley an amount equal to the sum of one year’s Base Salary (the “Severance Amount”).  In order to receive the Severance Amount, Mr. Heasley will be required to execute a general release in favor of the Company in a form acceptable to the Company.

The foregoing description is qualified in its entirety by the Severance Agreement which is filed as Exhibit 10.1 herewith and incorporated by reference herein.

Finally, in connection with his appointment, Mr. Heasley entered into a Change in Control Compensation Agreement (the “CICC Agreement”) with the Company, which provides for the payment of termination benefits if he has a qualifying separation of service in connection with a change in control, as defined by the CICC Agreement.  Pursuant to the CICC Agreement such termination benefits will include a payment of two times his base salary in the year of separation or the base salary for the prior calendar year, whichever is greater, and two times the greater of (i) the average bonus payable to him over the most recent three-year fiscal period (or the period during which he has been employed by the Company if less than three years) or (ii) his target bonus for the calendar year of the separation.  Upon a qualifying separation, he would also receive continued insurance coverage for a defined period and all amounts to which he is entitled under the Company’s incentive compensation plans, including awards for the prior year that have not yet been paid and 1/12 of the greater of (a) the projected incentive plan award for the year of separation or (b) his incentive award for the most recently ended year, for each full or partial month prior to separation in the year of separation.

The foregoing description is qualified in its entirety by the CICC Agreement which is filed as Exhibit 10.2 herewith and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 5, 2012
10.1	Employee Severance Agreement dated March 5, 2012 by and between Kaydon Corporation and Timothy J. Heasley
10.2	CICC Agreement dated March 5, 2012 by and between Kaydon Corporation and Timothy J. Heasley

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 5, 2012	KAYDON CORPORATION

	By:	/s/ Debra K. Crane
Debra K. Crane
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 5, 2012
10.1	Employee Severance Agreement dated March 5, 2012 by and between Kaydon Corporation and Timothy J. Heasley
10.2	CICC Agreement dated March 5, 2012 by and between Kaydon Corporation and Timothy J. Heasley